Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-140127 on Form S-1 of our report dated May 25, 2007, relating to the financial statements of Neutral Tandem, Inc. and subsidiaries appearing in the Prospectus, which is a part of such Registration Statement, and of our report dated May 25, 2007 relating to the financial statement schedule appearing elsewhere in this Registration Statement. We also consent to the reference to us under the headings “Summary Historical Financial and Other Data,” “Selected Historical Consolidated Financial and Other Data,” and “Experts” in such Prospectus.

/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois

August 10, 2007